EXHIBIT 107

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(3)
Common Shares, par value $0.01 per share
Preferred Share Purchase Rights(4)
Preferred Shares
Debt Securities(5)
Warrants(6)
Purchase Contracts(7)
Rights(8)
Units(9)
Primary Offering Total		500,000,000(1)(2)	46,350
Total		$ 500,000,000	$ 46,350*

* Previously paid
(1)
Such amount in U.S. dollars or the equivalent thereof in foreign currencies as shall result in an aggregate initial public offering price for all securities of $500,000,000. Also includes such indeterminate amount of debt securities and common shares and preferred shares as may be issued upon conversion or exchange for any other debt securities or preferred shares that provide for conversion or exchange into other securities.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933. Pursuant to General Instruction II.C of Form F-3, the table does not specify by each class information as to the proposed maximum aggregate offering price. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder. In no event will the aggregate offering price of all securities sold by Nordic American Tankers Ltd. pursuant to this registration statement exceed $500,000,000.

(3)	Calculated in accordance with Rule 457(o) under the Securities Act of 1933 using the current fee rate of .0000927.
(4)
Preferred share purchase rights are not currently separable from the common shares and are not currently exercisable. The value attributable to the preferred share purchase rights, if any, will be reflected in the market price of the common shares.

(5)
If any debt securities are issued at an original issue discount, then the offering may be in such greater principal amount as shall result in a maximum aggregate offering price not to exceed $500,000,000.

(6)	There is being registered hereunder an indeterminate number of warrants as may from time to time be sold at indeterminate prices not to exceed an aggregate offering price of $500,000,000.
(7)	There is being registered hereunder an indeterminate number of purchase contracts as may from time to time be sold at indeterminate prices not to exceed an aggregate offering price of $500,000,000.
(8)	There is being registered hereunder an indeterminate amount of rights as may from time to time be added at indeterminate prices not to exceed an aggregate offering price of $500,000,000.
(9)
There is being registered hereunder an indeterminate number of units as may from time to time be sold at indeterminate prices not to exceed an aggregate offering price of $500,000,000. Units may consist of any combination of the securities offered by Nordic American Tankers Ltd. registered hereunder.

(10)
As discussed below, pursuant to Rule 457(p) under the Securities Act, this Registration Statement includes unsold securities that had been previously registered and for which the registration fee had previously been paid. Accordingly, the amount of the registration fee to be paid is reduced by the $27,392 amount of the registration fee applied to such unsold securities and equals $18,958.

Pursuant to Rule 457(p) under the Securities Act, the securities registered pursuant to this Registration Statement include unsold securities previously registered under the registration statement on Form F-3 with File No. 333-228603 dated November 30, 2018 (the "Prior Registration Statement"). In connection with the registration of the unsold securities on the Prior Registration Statement, the Registrant paid a registration fee of $27,392, which continues to be applied to such securities and is applied to the total fee associated with this Registration Statement.